As filed with the Securities and Exchange Commission on September 7, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3051915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 East Randolph Street	60601
Chicago, Illinois	(Zip Code)
(Address of Principal Executive Offices)

Employment Agreement between Aon Corporation and Gregory C. Case

(Full Title of the Plan)

Jennifer L. Kraft

Vice President, Associate General Counsel and Secretary

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois

(312) 381-1000

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $1.00 per share	325,000	(2)	$22.86	(3)	$7,429,500	(4)	$228.09	(4)
	125,000	(5)	$43.19	(6)	$5,398,750	(7)	$165.74	(7)
TOTAL	450,000		N/A		$12,828,250		$393.83

(1)                                  This Registration Statement covers such additional and indeterminate number of shares of common stock of Aon Corporation (the “Company”), par value $1.00 per share (the “Common Stock”), as may become issuable by reason of stock dividends, stock splits or similar transactions.

(2)                                  Represents 325,000 shares of Common Stock underlying the inducement stock option granted to Gregory C. Case, President and Chief Executive Officer of the Company, pursuant to the Employment Agreement between the Company and Gregory C. Case (the “Case Employment Agreement”).

(3)                                  Represents the exercise price per share of the stock option granted to Gregory C. Case pursuant to the Case Employment Agreement.

(4)                                  Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the exercise price per share of the stock option granted to Gregory C. Case.

(5)                                  Represents 125,000 shares of Common Stock underlying the inducement restricted stock unit award granted pursuant to the Case Employment Agreement.

(6)                                  Represents the average of the high and low sales prices per share of Common Stock as reported by the New York Stock Exchange on September 5, 2007.

(7)                                  Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(h) of the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock as reported by the New York Stock Exchange on September 5, 2007.

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register (i) sales of up to 325,000 shares of Common Stock pursuant to the exercise of an option issued pursuant to the Case Employment Agreement referred to above and (ii) the resale of up to 125,000 shares of Common Stock that were issued or are issuable pursuant to the inducement restricted stock unit award previously granted to Gregory C. Case (the “Selling Stockholder”) upon his employment with the Company pursuant to the Case Employment Agreement and (iii) such indeterminate number of other shares of Common Stock as may be issued in relation to such shares in transactions referred to in Rule 416 under the Securities Act.  Accordingly, this Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of the 125,000 shares of Common Stock that are issuable pursuant to such restricted stock unit award and that are held by the Selling Stockholder.

REOFFER PROSPECTUS

AON CORPORATION

125,000 Shares

Common Stock

This prospectus is being used in connection with the offering from time to time by Gregory C. Case (the “Selling Stockholder”), or by his pledgees, donees, transferees or other successors in interest, of shares of the common stock of Aon Corporation, par value $1.00 per share (the “Common Stock”), acquired upon vesting of an inducement restricted stock unit award.  This award was made pursuant to the terms of the Selling Stockholder’s employment agreement with Aon Corporation.  We will not receive any of the proceeds from any such offering.

The prices at which the Selling Stockholder may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

The registration statement of which this prospectus is a part permits the Selling Stockholder to sell the shares from time to time in the public market.

The Selling Stockholder may sell Common Stock through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled “Plan of Distribution” beginning on page 11.

Our Common Stock is traded on the New York Stock Exchange under the symbol “AOC”.  The last reported sale price for our Common Stock on September 5, 2007 was $43.59 per share.

Investing in our Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2007.

It is important for you to read and consider all information contained in this prospectus in making your investment decision.  You should also read and consider the information in “Where You Can Find More Information” below for information on our company and our financial statements.

You should rely only on the information contained or incorporated by reference in this prospectus.  No one has been authorized to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.  We are not making an offer of these securities in any state where the offer is not permitted.

SUMMARY

Our Company

Aon Corporation (“Aon” or the “Company”) serves its clients through three operating segments via its various subsidiaries worldwide:

•                  Risk and Insurance Brokerage Services acts as an advisor and insurance broker, helping clients manage their risks, as well as negotiating and placing insurance risk with insurance carriers through our global distribution network.

•                  Consulting provides advice and services to clients for employee benefits, compensation, management consulting, communications, human resource outsourcing, strategic human resource consulting, and financial advisory and litigation consulting.

•                  Insurance Underwriting provides specialty insurance products, including accident, health and life insurance.  We have ceased writing property and casualty business and have placed our remaining lines of business into runoff.

Our clients include corporations and businesses, insurance companies, professional organizations, independent agents and brokers, governments, and other entities.  We also serve individuals through personal lines, affinity groups, and certain specialty operations.

Incorporated in 1979, Aon is the parent corporation of long-established and more recently acquired companies.  Aon has approximately 43,000 employees and does business in more than 120 countries and sovereignties. Our corporate headquarters are located at Aon Corporation, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601 and our telephone number is
(312) 381-1000.

Information Concerning Forward-Looking Statements

This report contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to successfully execute strategic options for our subsidiary, Combined Insurance Company of America, and its subsidiaries, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, the Medicare Advantage health plans of our subsidiary, Sterling Life Insurance Company, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions, the resolution of the review of stock option practices, the cost of resolution of other contingent liabilities and loss contingencies, the difference in ultimate paid claims in our underwriting companies from actuarial estimates and other factors disclosed under “Risk Factors” beginning on page 2.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the “SEC”).  Our SEC filings are available to the public over the internet at the SEC’s web site at

http://www.sec.gov or at our web site at http://www.aon.com.  You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our SEC filings are available at the office of the New York Stock Exchange.  For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold hereunder.  This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.  The registration statement is available for inspection and copying as set forth above.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  Upon written or oral request to the Company at the following address and telephone number, copies will be provided at no cost to the requester:

Aon Corporation
Aon Center
200 East Randolph Street
Chicago, Illinois
Attention: Office of the Secretary
Telephone: (312) 381-1000

THE OFFERING

This prospectus relates to certain shares of Common Stock acquired upon the vesting of an inducement restricted stock unit award to the Selling Stockholder without payment therefor. This prospectus may also be used by the Selling Stockholder’s donees, pledgees, transferees or other successors in interest.

RISK FACTORS

The following are risks related to our business and the insurance industry.

Our results may fluctuate due to many factors, including cyclical or permanent changes in the insurance and reinsurance industries.

Our results historically have been subject to significant fluctuations arising from uncertainties and changes in the insurance industry. Changes in premium rates affect not only the potential profitability of our underwriting businesses but also generally affect the commissions and fees payable to our brokerage businesses. In addition, insurance industry developments that can significantly affect our financial performance include factors such as:

•                  rising levels of actual costs that are not known by companies at the time they price their products

•                  volatile and unpredictable developments, including weather-related and other natural and man-made catastrophes, including acts of terrorism

•                  changes in levels of capacity and demand, including reinsurance capacity

•                  changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liabilities develop

•                  changes in business practices and business compensation models.

Our results may be adversely affected by changes in the mode of compensation in the insurance industry.

Since the Attorney General of New York brought charges against one of our competitors in October 2004, there has been a great deal of uncertainty concerning then-longstanding methods of compensating insurance brokers.  Soon after the Attorney General brought those charges, Aon and certain other large insurance brokers announced that they would terminate contingent commission arrangements with underwriters.  Most insurance brokers, however, currently continue to enter into such arrangements, regulators have not taken action to end such arrangements throughout the industry, and thus it is unclear at this time whether other brokers will continue to accept contingent commissions.  Because of this uncertainty, there is no assurance that we will be able to compete successfully against brokers who have not terminated contingent commission arrangements.

We face significant competitive pressures in each of our businesses.

We believe that competition in our lines of business is based on service, product features, price, commission structure, financial strength, claims-paying ability ratings and name recognition. In particular, we compete with a large number of national, regional and local insurance companies and other financial services providers and brokers.

Some of our underwriting competitors have penetrated more markets and offer a more extensive portfolio of products and services and have more competitive pricing than we do, which can adversely affect our ability to compete for business. Some underwriters also have higher claims-paying ability ratings and greater financial resources with which to compete and are subject to less government regulation than our underwriting operations.

We encounter strong competition for both clients and professional talent in our insurance brokerage and risk management services operations from other insurance brokerage firms which also operate on a nationwide or worldwide basis, from a large number of regional and local firms throughout the world, from insurance and reinsurance companies that market and service their insurance products without the assistance of brokers or agents and from other businesses, including commercial and investment banks, accounting firms and consultants that provide risk-related services and products. Our consulting operations compete with independent consulting firms and consulting organizations affiliated with accounting, information systems, technology and financial services firms around the world.

In addition, the increase in competition due to new legislative or industry developments could adversely affect us. These developments include:

•                  an increase in capital-raising by insurance underwriting companies, which could result in new entrants to our markets and an influx of capital into the industry;

•                  the selling of insurance by insurance companies directly to insureds;

•                  changes in our business compensation model as a result of regulatory investigations;

•                  the establishment of programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative markets types of coverage; and

•                  additional regulations promulgated by the FSA in the U.K., or other regulatory bodies in jurisdictions in which we operate.

New competition as a result of these developments could cause the supply of, and demand for, our products and services to change, which could adversely affect our results of operations and financial condition.

We may not realize all of the expected benefits from our 2005 restructuring plan.

In third quarter 2005, we announced that we were reviewing the revenue potential and cost structure of each of our businesses.  As a result of this review, we have adopted restructuring initiatives that are expected to result in the elimination of approximately 3,600 employee positions, the closing of various offices, asset impairments and other expenses necessary to implement these initiatives.  We currently expect that the restructuring plan will result in cumulative pretax charges of $365 million.  The objective of the restructuring and other business reorganization initiatives is to improve our profitability through operational efficiency.  We anticipate that our annualized savings will be approximately $280 million by 2008.  We cannot assure that we will achieve the targeted savings.

A decline in the financial strength or claims-paying ability ratings of our insurance underwriting subsidiaries may increase policy cancellations and negatively impact new sales of insurance products.

Financial strength and claims-paying ability ratings have become increasingly important factors in establishing the competitive position of insurance companies. These ratings are based upon criteria established by the rating agencies for the purpose of rendering an opinion as to an insurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. They are not evaluations directed toward the protection of investors, nor are they recommendations to buy, sell or hold specific securities. Periodically, the rating agencies evaluate our insurance underwriting subsidiaries to confirm that they continue to meet the criteria of the ratings previously assigned to them. A downgrade, or the potential for a downgrade, of these ratings could, among other things, increase the number of policy cancellations, adversely affect relationships with brokers, retailers and other distributors of our products and services, negatively impact new sales and adversely affect our ability to compete.

Combined Insurance Company of America, the principal insurance subsidiary that underwrites our specialty accident and health insurance business, is currently rated “A” (excellent; third highest of 16 rating levels) by A.M. Best Company, “A-” (strong; third highest of nine rating levels) for financial strength by S&P and “A3” (good; third highest of nine rating levels) for financial strength by Moody’s Investors Service. We cannot assure that one or more of the rating agencies will not downgrade or withdraw their financial strength or claims-paying ability ratings in the future.

Changes in interest rates and investment prices could reduce the value of our investment portfolio and adversely affect our financial condition or results.

Our insurance underwriting subsidiaries own a substantial investment portfolio of fixed-maturity and equity and other long-term investments. As of June 30, 2007, our fixed-maturity investments (approximately 100% was investment grade) had a carrying value of $2.9 billion, our equity investments had a carrying value of $39 million and our other long-term investments and limited partnerships had a carrying value of $333 million. Funds held on behalf of clients, which were $3.5 billion at June 30, 2007, are held in short-term investments.  Changes in interest rates and investment prices could reduce the value of our investment portfolio and adversely affect our financial condition or results.

For example, changes in domestic and international interest rates directly affect our income from, and the market value of, fixed-maturity investments. Similarly, general economic conditions, stock market conditions and other factors beyond our control affect the value of our equity investments. We monitor our portfolio for other-than-temporary impairments in carrying value. For securities judged to have an other-than-temporary impairment, we recognize a realized loss through the statement of income to write down the value of those securities.

In 2006, we recognized impairment losses of $2 million.  We cannot assure that we will not have to recognize additional impairment losses in the future, which would negatively affect our financial results.

In 2001, our two major insurance companies sold the vast majority of their limited partnership portfolio, valued at $450 million, to Private Equity Partnership Structures I, LLC (“PEPS I”), a qualifying special purpose entity.  The common stock interest in PEPS I is held by a limited liability company which is owned by one of our subsidiaries (49%) and by a charitable trust, which is not controlled by us, established for victims of the September 11, 2001 attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by PEPS I to unaffiliated third parties. PEPS I then paid our insurance underwriting companies the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities our insurance underwriting companies received from PEPS I are rated as investment grade by S&P.

As part of this transaction, Aon is required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested.  As of June 30, 2007, these unfunded commitments amounted to $44 million.

Although the PEPS I transaction has reduced the reported earnings volatility historically associated with directly owning limited partnership investments, it will not eliminate our risk of future losses. For instance, we must analyze our preferred stock and fixed-maturity interests in PEPS I for other-than-temporary impairment, based on the valuation of the limited partnership interests held by PEPS I and recognize an impairment loss if necessary. We cannot assure that we will not have to recognize impairment losses with respect to our PEPS I interests in the future.

Our net pension liabilities may grow, which could adversely affect our stockholders’ equity, net income, cash flow and liquidity and require us to make additional cash contributions to our pension plans.

To the extent that the present value of the benefits incurred to date for pension obligations in the major countries in which we operate continue to exceed the market value of the assets supporting these obligations, our financial position and results of operations may be adversely affected.  In certain previous years, there have been declines in interest rates.    As a result of lower interest rates, the present value of plan liabilities increased faster than the present value of plan assets, resulting in significantly higher unfunded positions in several of our major pension plans.

Cash contributions of approximately $197 million will be required in 2007 for our major pension plans, although we may elect to contribute more.  Total cash contributions to these major defined benefit pension plans in 2006 were $185 million.  We also contributed $166 million of non-cash financial instruments to certain of our U.K. plans.  Our total contribution, $351 million, was a decrease of $112 million from 2005.  Future estimates are based on certain assumptions, including discount rates, interest rates, fair value of assets for some of our plans and expected return on plan assets. We are currently taking actions to manage our pension liabilities, including closing certain plans to new participants.  In November 2006, we announced proposed changes to our U.S. and U.K. defined benefit pension plans.  Changes to the plans will not affect pension plan benefits earned by participants prior to the effective date of the changes.  Effective January 1, 2007, future benefits in the Company’s U.S. defined benefit pension plan will be calculated based on a “career average pay” formula instead of a “final average pay” formula.  For our U.K. defined benefit pension plans, the Company is proposing, subject to trustee approval and member consultation, to cease crediting future benefits relating to salary and service.

In addition to the critical assumptions described above, all plans use certain assumptions about the life expectancy of plan participants and surviving spouses.  Periodic revision of those assumptions can materially change the present value of future benefits, and therefore the funded status of the plans and the resulting periodic pension expense.  Changes in our pension benefit obligations and the related net periodic costs or credits may occur in the future due to any variance of actual results from our assumptions and changes in the number of participating employees. As a result, there can be no assurance that we will not experience future decreases in stockholders’ equity, net income, cash flow and liquidity or that we will not be required to make additional cash contributions in the future beyond those which have been estimated.

We are subject to a number of contingencies and legal proceedings which, if determined unfavorably to us, would adversely affect our financial results.

We are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business.  The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble or extraordinary damages.  It is possible that, if the outcomes of these contingencies and legal proceedings were not favorable to us, it could materially adversely affect our future financial results.  In addition, our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure.  Aon has purchased errors and omissions (“E&O”) insurance and other appropriate insurance to provide protection against losses that arise in such matters.  Accruals for these items, and related insurance receivables, when applicable, have been provided to the extent that losses are deemed probable and are reasonably estimable.  These accruals and receivables are adjusted from time to time as developments warrant.

In 2004, Aon, other insurance brokers, insurers and numerous other industry participants received subpoenas and other requests for information from the office of the Attorney General of the State of New York and from other states relating to certain practices in the insurance industry.

On March 4, 2005, Aon entered into an agreement (the “Settlement Agreement”) with the Attorney General of the State of New York, the Superintendent of Insurance of the State of New York, the Attorney General of the State of Connecticut, the Illinois Attorney General and the Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation (collectively, the “State Agencies”) to resolve all the issues related to investigations conducted by the State Agencies.

As has been described in detail in Aon’s previous financial filings, the Settlement Agreement required Aon to pay between 2005-2007 a total of $190 million into a fund (the “Fund”) to be distributed to certain Eligible Policyholder clients and to implement certain business reforms.  The Settlement Agreement set forth the procedures under which Aon mailed notices to its Eligible Policyholder clients and distributed the Fund to Participating Policyholder clients.

Purported clients have also filed civil litigation against Aon and other companies under a variety of laws and legal theories relating to broker compensation practices and other issues under investigation by New York and other states.  As previously reported, a putative class action styled Daniel v. Aon (Affinity) has been pending in the Circuit Court of Cook County, Illinois since August 1999.  In March 2005, the Court gave preliminary approval to a nationwide class action settlement under which Aon agreed to pay a total of $38 million to its policyholders.  The Court granted final approval to the settlement in March 2006.  Parties that objected to the settlement have appealed.

Beginning in June 2004, a number of other putative class actions were filed against Aon and other companies by purported classes of clients under a variety of legal theories, including state tort, contract, fiduciary duty, antitrust and statutory theories and federal antitrust and Racketeer Influenced and Corrupt Organizations Act (“RICO”) theories.  These actions are currently pending in state court in California and in federal court in New Jersey.  In the New Jersey federal class actions, the Court on April 5, 2007 dismissed, without prejudice, the plaintiffs’ federal antitrust and RICO claims.  The Court granted plaintiffs one opportunity to replead their claims, and Aon and other defendants have moved to dismiss the new complaints.  Aon believes it has meritorious defenses in all of these cases and intends to vigorously defend itself against these claims.  The outcome of these lawsuits, and any losses or other payments that may occur as a result, cannot be predicted at this time.

Beginning in late October 2004, several putative securities class actions were filed against Aon in the U.S. District Court for the Northern District of Illinois.  Also beginning in late October 2004, several putative ERISA class actions were filed against Aon in the U.S. District Court for the Northern District of Illinois.  Aon believes it has meritorious defenses in all of these cases and intends to vigorously defend itself against these claims.  The outcome of these lawsuits, and any losses or other payments that may occur as a result, cannot be predicted at this time.

With respect to the various securities and ERISA class actions, we are unable to estimate a range of possible losses, as these actions have not yet progressed to the stages where damages can be estimated.

Although the ultimate outcome of all matters referred to above cannot be ascertained, and liabilities in indeterminate amounts may be imposed on Aon or its subsidiaries, on the basis of present information, amounts already provided, availability of insurance coverages and legal advice received, it is the opinion of management that the disposition or ultimate determination of such claims will not have a material adverse effect on the consolidated financial position of Aon.  However, it is possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

We are subject to increasing costs arising from E&O claims against us.

In our insurance brokerage and consulting businesses, we often assist our clients with matters which include the placement of insurance coverage or employee benefit plans and the handling of related claims. E&O claims against us may allege our potential liability for all or part of the amounts in question. E&O claims could include, for example, the failure of our employees or sub-agents, whether negligently or intentionally, to place coverage correctly or notify carriers of claims on behalf of clients or to provide insurance carriers with complete and accurate information relating to the risks being insured. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, E&O claims may harm our reputation or divert management resources away from operating our business.

Our success depends, in part, on our ability to attract and retain experienced and qualified personnel.

Our future success depends on our ability to attract and retain experienced personnel, including underwriters, brokers and other professional personnel. Competition for such experienced professional personnel is intense. If we cannot hire and retain talented personnel, our business, operating results and financial condition could be adversely affected.

Our businesses are subject to extensive governmental regulation which could reduce our profitability or limit our growth.

Our businesses are subject to extensive federal, state and foreign governmental regulation and supervision, which could reduce our profitability or limit our growth by increasing the costs of regulatory compliance, limiting or restricting the products or services we sell or the methods by which we sell our products and services or subjecting our businesses to the possibility of regulatory actions or proceedings. With respect to our insurance brokerage businesses, this supervision generally includes the licensing of insurance brokers and agents and third-party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third-party administration in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions. Also, we can be affected indirectly by the governmental regulation and supervision of other insurance companies. For instance, if we are providing managing general underwriting services for an insurer, we may have to contend with regulations affecting our client. Further, regulation affecting the insurance companies with whom our brokers place business can affect how we conduct those operations.

Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. In the U.S., this system of regulation, generally administered by a department of insurance in each state in which we do business, affects the way we can conduct our insurance underwriting business. Furthermore, state insurance departments conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including employee benefit plan regulation, age, race, disability and sex discrimination, investment company regulation, financial services regulation, securities laws and federal taxation, do affect the insurance industry generally and our insurance underwriting subsidiaries in particular.  One of our subsidiaries, Sterling Life Insurance Company (“Sterling”), provides individual health care coverage to seniors in the United States.  Sterling’s ability to enroll people into its health plans, and the terms and conditions of these plans, are subject to federal laws and various regulations promulgated by the Centers for Medicare and Medicaid Services (“CMS”).  Prior to July 2006, Sterling was authorized to market and enroll beneficiaries within Medicare Advantage products year-round, but that authorization was due to expire.  Federal legislation that passed in late 2006 extended year-round enrollment (through 2008) for certain health plans like those marketed by Sterling.  In July of 2007, that legislation was repealed. Accordingly, beginning on August 1, 2007, Sterling and all other Medicare Advantage plans no longer generally have the ability to enroll beneficiaries within their plans all year long.

Moreover, on June 15, 2007, Sterling voluntarily agreed, upon CMS’s request of Sterling and other Medicare Advantage private fee for service (“PFFS”) providers, to temporarily suspend marketing activities of non-group, individual PFFS plans effective June 22, 2007. Sterling is continuing its cooperative work with CMS to gain approval that Sterling’s systems and management controls meet all of the conditions specified by CMS.  Although we do not anticipate revenue declining as a result of the recent repeal of all year open enrollment and the voluntary commitment to CMS to suspend marketing, these events may have an adverse impact on Sterling’s revenue growth opportunity, or at least the consistency of this growth, throughout the year.

With respect to Sterling, a substantial risk exists that the current Congress may pass legislation to reduce reimbursement for PFFS and Medicare Advantage plans and impose new regulatory burdens upon the industry beginning as early as 2009. Reductions in reimbursement may adversely affect Sterling’s revenue and profitability. At this time, it is difficult to quantify the level of risk to PFFS plans and Sterling because the House and Senate of Congress will have to reconcile their competing bills and President Bush has threatened to veto the legislation.

With respect to our international operations, we are subject to various regulations relating to, among other things, licensing, currency, policy language and terms, reserves and the amount of local investment. These various regulations also add to our cost of doing business through increased compliance expenses, the financial impact of use of capital restrictions and increased training and employee expenses. Furthermore, the loss of a license in a particular jurisdiction could restrict or eliminate our ability to conduct business in that jurisdiction.

In all jurisdictions the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in a given jurisdiction. No assurances can be given that our businesses can continue to be conducted in any given jurisdiction as they have been in the past.

Our significant global operations expose us to various international risks that could adversely affect our business.

A significant portion of our operations are conducted outside the U.S.  Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including:

•                  the general economic and political conditions existing in those countries

•                  imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries

•                  imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries

•                  hyperinflation in certain foreign countries

•                  imposition or increase of investment and other restrictions by foreign governments

•                  longer payment cycles

•                  greater difficulties in accounts receivables collection

•                  the requirement of complying with a wide variety of foreign laws.

Some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. We must also translate the financial results of our foreign subsidiaries into U.S. dollars. Although we use various derivative financial instruments to help protect against adverse transaction and translation effects due to exchange rate fluctuations, we cannot eliminate such risks and significant changes in exchange rates may adversely affect our results.

Our financial results could be adversely affected if assumptions used in establishing our underwriting reserves differ from actual experience.

We maintain reserves as an estimate of our liability under insurance policies issued by our insurance underwriting subsidiaries. The reserves that we maintain that could cause variability in our financial results consist of (1) unearned premium reserves, (2) policy and contract claim reserves and (3) future policy benefit reserves. Unearned premium reserves generally reflect our liability to return premiums we have collected under policies in the event of the lapse or cancellation of those policies. Under U.S. GAAP, premiums we have collected generally become “earned” over the life of a policy by means of a reduction in the amount of the unearned premium reserve associated with the policy.

Policy and contract claim reserves reflect our estimated liability for unpaid claims and claims adjustment expenses, including legal and other fees and general expenses for administering the claims adjustment process and for reported and unreported losses incurred as of the end of each accounting period. If the reserves originally established for future claims prove inadequate, we would be required to increase our liabilities, which could have an adverse effect on our business, results of operations and financial condition.

The obligation for policy and contract claims does not represent an exact calculation of liability. Rather, reserves represent our best estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates represent informed judgments based on our assessment of currently available data, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. Many of these factors are not quantifiable in advance and both internal and external events, such as changes in claims handling procedures, inflation, judicial and legal developments and legislative changes, can cause our estimates to vary. The inherent uncertainty of estimating reserves is greater for certain types of liabilities, where the variables affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are periodically refined as experience develops and further losses are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting the level of reserves for policy and contract claims is inherently uncertain, we cannot assure that our current reserves will prove adequate in light of subsequent events.

Future policy benefit reserves generally reflect our liability to provide future life insurance benefits and future accident and health insurance benefits on guaranteed renewable and non-cancelable policies. Future policy benefit reserves on accident & health and life products have been provided on the net level premium method. These reserves are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations.

Each of our business lines may be adversely affected by an overall decline in economic activity.

The demand for property and casualty insurance generally rises as the overall level of economic activity increases and generally falls as such activity decreases, affecting both the commissions and fees generated by our brokerage and consulting businesses and the premiums generated by our underwriting businesses. In particular, a growing number of insolvencies associated with an economic downturn, especially insolvencies in the insurance industry, could adversely affect our brokerage business through the loss of clients or by hampering our ability to place insurance and reinsurance business. Moreover, the results of our consulting business are generally affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets these clients serve. As our clients become adversely affected by declining business conditions, they may choose to delay or forgo consulting engagements with us.

We have debt outstanding that could adversely affect our financial flexibility.

As of June 30, 2007, we had total consolidated debt outstanding of approximately $2.2 billion.  This amount of debt outstanding could adversely affect our financial flexibility.

A decline in the credit ratings of our senior debt and commercial paper may adversely affect our borrowing costs and financial flexibility.

A downgrade in the credit ratings of our senior debt and commercial paper would increase our borrowing costs and reduce our financial flexibility. In addition, certain downgrades may trigger obligations of our company to fund certain amounts with respect to our premium finance securitizations.  Similarly, a downgrade would increase our commercial paper interest rates or may result in our inability to access the commercial paper market altogether.  We cannot assume that our financial position would not be adversely affected if we are unable to access the commercial paper market.  A downgrade in the credit ratings of our senior debt may also adversely affect the claims-paying ability or financial strength ratings of our insurance company subsidiaries. See the risk factor “A decline in the financial strength or claims-paying ability ratings of our insurance underwriting subsidiaries may increase policy cancellations and negatively impact new sales of insurance products” above.

Recent and proposed accounting rule changes could negatively affect our financial position and results.

From time to time, the Financial Accounting Standards Board (“FASB”) considers accounting rule changes.  Whether these proposals will become final rules are uncertain, as is their final content.  However, if enacted, these proposals could negatively affect our financial position and results of operations.

We are a holding company and, therefore, may not be able to receive dividends in needed amounts from our subsidiaries.

Our principal assets are the shares of capital stock of our subsidiaries, including our insurance underwriting companies. We have to rely on dividends from these subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying dividends to stockholders and corporate expenses. Payments from our underwriting subsidiaries are limited by governmental regulation and depend on the surplus and future earnings of these subsidiaries. In some circumstances, specific payments from our insurance underwriting subsidiaries may require prior regulatory approval and we may not be able to receive dividends from these subsidiaries at times and in the amounts we anticipate or require.

We cannot guarantee that our underwriting subsidiaries’ reinsurers or our reinsurers of our property and casualty business will pay in a timely fashion, if at all.

To better manage our portfolio of underwriting risk, we purchase reinsurance by transferring part of the risk that we assume (known as ceding) to a reinsurance company in exchange for part of the premium that we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred (or ceded) to the reinsurer, it does not relieve us of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. Recently, due to industry and general economic conditions, there is an increasing risk of insolvency among reinsurance companies, resulting in a greater incidence of litigation and affecting the recoverability of claims. We cannot assure that our reinsurers will pay the reinsurance recoverables owed to us or that they will pay these recoverables on a timely basis.

In connection with the sale of Aon Warranty Group (“AWG”) on November 30, 2006, Aon sold the capital stock of Virginia Surety Company, Inc. (“VSC”).  Because VSC issued property and casualty policies, VSC continues to remain liable to property and casualty policyholders.  However, pursuant to contractual arrangements entered into as part of the sale of AWG, we have agreed to indemnify the buyer of VSC for all obligations arising out of the property and casualty business, including any failure by reinsurers to meet their obligations with respect to the property and casualty business.  We have also agreed to guaranty amounts owed by reinsurers in respect of CPG business issued prior to the closing of that transaction.  If reinsurers fail to pay the reinsurance recoverables owed to VSC with respect to the property and casualty business (including with respect to CPG business) or do not pay on a timely basis, we will be responsible for these amounts.

The volume of premiums we write and our profitability are affected by the availability of reinsurance and the size and adequacy of our insurance company subsidiaries’ capital base.

The level of business that our insurance underwriting subsidiaries are able to write depends on the size and adequacy of their capital base. Many state insurance laws to which they are subject impose risk-based capital requirements for purposes of regulating insurer solvency. Insurers having less statutory surplus than that required by the risk-based capital model formula generally are subject to varying degrees of regulatory scrutiny and intervention depending on the level of capital inadequacy. As of June 30, 2007, each of our insurance company subsidiaries substantially exceeded NAIC risk-based statutory surplus requirements.

We purchase reinsurance for certain of the risks underwritten by our insurance company subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of business we are able to write and our profitability. We cannot assure that we will be able to maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments. Either of these potential developments could adversely affect our underwriting business.

In connection with the implementation of our corporate strategy, we face certain risks associated with the acquisition or disposition of businesses.

In pursuing our corporate strategy, we may acquire other businesses or dispose of or exit businesses we currently own.  The success of this strategy is dependent upon our ability to identify appropriate acquisition and disposition targets, negotiate transactions on favorable terms and ultimately complete such transactions.  If acquisitions are made, there can be no assurance that we will realize the anticipated benefits of such acquisitions, including revenue growth, operational efficiencies or expected synergies.  In addition, we may not be able to integrate acquisitions successfully into our existing business, and we could incur or assume unknown or unanticipated liabilities or contingencies, which may impact our results of operations.  If we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition-related charges, or that we will be able to reduce overhead related to the divested assets.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of the common stock of Aon, par value $1.00 per share (the “Common Stock”), pursuant to this prospectus. All proceeds from the sale of the Common Stock pursuant to this prospectus will be made for the account of Gregory C. Case (the “Selling Stockholder”), as described below.

SELLING STOCKHOLDER

The following table sets forth the name and relationship to Aon of the Selling Stockholder, and the information with respect to the number of shares of Common Stock beneficially owned by the Selling Stockholder and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. Because the Selling Stockholder may from time to time offer all or some of the shares pursuant to this offering or may otherwise acquire or dispose of shares held by him, we cannot estimate the number of the shares that will be held by the Selling Stockholder after completion of this offering. However, for purposes of the table below, we have assumed that (i) after completion of this offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the Selling Stockholder and (ii) the Selling Stockholder continues to beneficially own the same number of shares that he beneficially owned prior to this offering, less the number of shares sold in the offering.

Name of Selling Stockholder	Relationship to Aon Corporation Since January 2003	Number of Shares Owned Prior to this Offering	Number of Shares Being Offered	Number of Shares Owned After this Offering

Gregory C. Case	President and Chief Executive Officer(1)	379,748	125,000 (2)	363,519

(1) The Selling Stockholder’s employment with Aon commenced in April of 2005.

(2) The restricted stock unit award granted to the Selling Stockholder of 125,000 shares of Common Stock vests in four installments of 12,500 shares on each of April 3, 2006, 2007, 2008 and 2009 and in a final installment of 75,000 shares on April 3, 2010.  Of the 125,000 shares of Common Stock underlying the restricted stock unit award, 25,000 shares have vested pursuant to such award as of the date of this prospectus.

Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of Common Stock which become issuable in connection with the shares identified in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

As of June 30, 2007, there were 292,776,483 shares of Common Stock issued and outstanding.

PLAN OF DISTRIBUTION

As used in this prospectus, “Selling Stockholder” includes the Selling Stockholder named above and his donees, pledgees, transferees or other successors in interest selling shares received from named Selling Stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. We have been advised that the Selling Stockholder may effect sales of the shares of Common Stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares of Common Stock may be sold by one or a combination of several of the following methods:

•                  one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•                  ordinary brokerage transactions or transactions in which a broker solicits purchases;

•                  on the New York Stock Exchange or on any other national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise;

•                  through distributions to creditors and equity holders of the Selling Stockholder; or

•                  any combination of the foregoing, or any other available means allowable under applicable law.

We will bear all costs, expenses and fees in connection with the registration and sale of the Common Stock covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The Selling Stockholder will bear all commissions and discounts, if any, attributable to sales of the shares. The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholder may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares he is allowed to sell under this prospectus. The Selling Stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The Selling Stockholder may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The Selling Stockholder may sell his shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

Additionally, the Selling Stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholder also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

The Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholder or borrowed from the Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in the resales.

In connection with sales of our Common Stock covered hereby, the Selling Stockholder and any broker-dealers or agents and any other participating broker-dealers who execute sales for the Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, any profits realized by the Selling Stockholder and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements. In addition, any shares of the Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholder will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Common Stock by the Selling Stockholder. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of the Selling Stockholder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

LEGAL MATTERS

The validity of the issuance of shares of the Common Stock offered by this prospectus will be passed upon for us by Richard E. Barry, Vice President and Deputy General Counsel of Aon.  As of the date hereof, Mr. Barry beneficially owns a total of 47,684 shares of Common Stock, including options to purchase 36,000 shares of Common Stock that have vested or will vest within 60 days of the date hereof and 1,498 shares of Common Stock pursuant to the Aon Savings Plan.

EXPERTS

The consolidated financial statements of Aon appearing in Aon’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein) and Aon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Aon Corporation three-month periods ended March 31, 2007 and March 31, 2006, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated May 4, 2007, included in Aon Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) (Commission file number 1-7933) by Aon are incorporated herein by reference:

(a)                  Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)                 Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(c)                  Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) of the Company filed with the Commission on February 1, 2007, March 1, 2007, March 21, 2007, May 23, 2007, July 17, 2007, August 1, 2007 and August 15, 2007; and

(d)                 The description of the Common Stock, $1.00 par value, of the Company (the “Common Stock”) contained in Item 12 of the Registration Statement on Form 10 filed by the Company with the Commission on February 19, 1980 (when the Company was known as Combined International Corporation), and any amendment or report which the Company has filed (or will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including the Company’s Current Reports on Form 8-K dated April 23, 1987 and May 9, 2000.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The legality of the securities being registered and offered hereby will be passed upon by Richard E. Barry, who is a Vice President and Deputy General Counsel of the Company. As of the date hereof, Mr. Barry beneficially owns a total of 47,684 shares of Common Stock, including options to purchase 36,000 shares of Common Stock that have vested or will vest within 60 days of the date hereof and 1,498 shares of Common Stock pursuant to the Aon Savings Plan.

Item 6.  Indemnification of Directors and Officers.

The Company was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation law. Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. Delaware law sets out the standard of conduct that the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. Delaware law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

The Company’s Second Restated Certificate of Incorporation, as amended, provides that it will indemnify its officers and directors to the fullest extent permitted by Delaware law.

In addition, the Company maintains insurance coverage that provides reimbursement within the policy limits for amounts it is obligated to pay arising out of lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to Delaware law and the Company’s Second Restated Certificate of Incorporation, as amended.

Item 7.  Exemption from Registration Claimed.

The 125,000 shares of Common Stock being offered under the reoffer prospectus were exempt from registration under the Securities Act as a transaction not involving any public offering.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Second Restated Certificate of Incorporation of the Company – incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1991.
4.2

Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company – incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

4.3	Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company – incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 9, 2000.
4.4	Amended Bylaws of the Company – incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2002.
4.5

Employment Agreement dated April 4, 2005 between the Registrant and Gregory C. Case – incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

*5	Opinion of Richard E. Barry, Vice President and Deputy General Counsel of the Company, as to the legality of the securities being registered.
*15	Letter re Unaudited Interim Financial Information from Ernst & Young LLP.
*23.1	Consent of Richard E. Barry (included in the opinion filed as Exhibit 5).
*23.2	Consent of Ernst & Young LLP.
*24	Powers of Attorney.

* Filed herewith.

Item 9.  Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of September, 2007.

AON CORPORATION

By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Vice President, Associate General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory C. Case	President and Chief Executive	September 7, 2007
Gregory C. Case	Officer (Principal Executive Officer)

/s/ David P. Bolger	Executive Vice President and	September 7, 2007
David P. Bolger	Chief Financial Officer and
Chief Administrative Officer
(Principal Financial and Accounting Officer)

*	Executive Chairman	September 7, 2007
Patrick G. Ryan

*	Director	September 7, 2007
Edgar D. Jannotta

*	Director	September 7, 2007
Jan Kalff

*	Director	September 7, 2007
Lester B. Knight

*	Director	September 7, 2007
J. Michael Losh

*	Director	September 7, 2007
R. Eden Martin

	*	Director	September 7, 2007
Andrew J. McKenna

	*	Director	September 7, 2007
Robert S. Morrison

	*	Director	September 7, 2007
Richard B. Myers

	*	Director	September 7, 2007
Richard C. Notebaert

	*	Director	September 7, 2007
John W. Rogers, Jr.

	*	Director	September 7, 2007
Gloria Santona

	*	Director	September 7, 2007
Carolyn Y. Woo

By:	/s/Gregory C. Case		September 7, 2007
Gregory C. Case
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1991.
4.2

Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

4.3	Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 9, 2000.
4.4	Amended Bylaws of the Company - incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2002.
4.5

Employment Agreement dated April 4, 2005 between the Registrant and Gregory C. Case - incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

*5	Opinion of Richard E. Barry, Vice President and Deputy General Counsel of the Company, as to the legality of the securities being registered.
*15	Letter re Unaudited Interim Financial Information from Ernst & Young LLP.
*23.1	Consent of Richard E. Barry (included in the opinion filed as Exhibit 5).
*23.2	Consent of Ernst & Young LLP.
*24	Powers of Attorney.

* Filed herewith